Exhibit 99.1

eBay Signs Agreement to Sell Part of its Adevinta Stake to Permira

Company to receive $2.25 billion in cash, sale expected to close by end of year

SAN JOSE, Calif., July 14, 2021 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today announced that it has reached an agreement with Permira to sell approximately 125 million shares of its stake in Adevinta for an estimated total consideration of $2.25 billion1. The price represents an approximate 7% discount to the 10-day volume weighted average price (VWAP) of Adevinta shares as of July 12, and a 5% discount to the 30-day VWAP as of July 12.

The transaction is expected to close in Q4 2021, once regulatory approvals are secured, and will reduce eBay’s ownership stake in Adevinta from 44% to 34%. In addition, eBay has granted Permira a 30-day option to purchase approximately 10 million additional shares at the same price representing an additional $180 million in consideration2. If Permira exercises the option, eBay’s ownership in Adevinta will reduce to 33%.

Under its recent agreement with Austrian regulators, eBay committed to reduce its ownership in Adevinta to 33% to secure approval for the eBay Classifieds Group and Adevinta transaction. The transaction announced today with Permira provides a clear path to satisfying this commitment, while delivering value to eBay shareholders and introducing an experienced, world-class growth investor to Adevinta’s shareholder base.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled $100 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

About Permira

Permira is a leading global investment firm focused on growth at scale. Founded in 1985, the firm advises funds with total committed capital of approximately US$50bn (€44bn) and makes long-term majority and minority investments. The Permira funds have made over 250 private equity investments in four key sectors: Technology, Consumer, Services and Healthcare. Permira employs over 350 people in 15 offices across Europe, North America, and Asia.

The Permira funds have an extensive track record in investing at the intersection of consumer/prosumer and technology, having backed Allegro, Mirakl, TeamViewer, Klarna, LegalZoom, Flixbus, Ancestry, Catawiki, Boats Group, The Knot Worldwide, BestSecret, Zwift and Magento. For more information, visit www.permira.com.

About Adevinta

Adevinta is a global online classifieds specialist, operating digital marketplaces in 16 countries. The company provides technology-based services to connect buyers with sellers and to facilitate transactions, from job offers to real estate, cars, consumer goods and more.

1 Purchase price is NOK 157, or EUR 15.20 converted at NOK/EUR conversion rate of 10.328. Implied purchase price of $18.02 converted at USD/EUR conversion rate of 1.1852

2 Based on purchase price of NOK 157, or EUR 15.20 converted at NOK/EUR conversion rate of 10.328. Implied purchase price of $18.02 converted at USD/EUR conversion rate of 1.1852

Adevinta’s portfolio spans more than 40 digital brands, covering one billion people and attracting approximately three billion average monthly visits. Leading brands include top-ranked leboncoin in France, Germany’s leading classifieds sites mobile.de and eBay Kleinanzeigen, Marktplaats in the Netherlands, Kijiji in Canada, fotocasa and InfoJobs in Spain, and 50% of fast-growing OLX Brasil. Adevinta spun off from Schibsted ASA and publicly listed in Oslo, Norway in 2019. Adevinta employs nearly 7,000 people committed to supporting users and customers daily. Find out more at Adevinta.com.

For eBay:

Investor Relations Contact:

Joe Billante

ir@ebay.com

Media Relations Contact:

Trina Somera

press@ebay.com

For Permira:

Head of Communications

Nina Suter

media@permira.com

For Adevinta:

Mélodie Laroche

Corporate Communications

+33 (0) 6 84 30 52 76

melodie.laroche@adevinta.com

Marie de Scorbiac / Anne-Sophie Jugean

Investor Relations

ir@adevinta.com

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the potential benefits of the transaction with Permira (the “Transaction”), the impact of the Transaction on future results, the timing of the closing of the Transaction and the Company’s plans to reduce its stake in Adevinta. Such forward-looking statements reflect eBay’s current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of eBay. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the possibility that regulatory and other approvals and conditions to the Transaction are not received or satisfied on a timely basis or at all; changes in the anticipated timing for closing the Transaction; and other events that could adversely impact the completion of the Transaction, including the ongoing COVID-19 pandemic and other industry or economic conditions outside of our control. In addition, actual results are subject to other risks and uncertainties that relate more broadly to eBay’s overall business, including those more fully described in eBay’s filings with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this document speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.